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                                                                    EXHIBIT 23.8


              [Letterhead of McDonald & Company Securities, Inc.]


                               December 22, 1997



     We hereby consent to the use of our opinion letter, dated November 18, 1997, to the Board of Directors of Amerac Energy Corporation included as Appendix H to the Joint Proxy Statement/Prospectus which forms a part of Amendment No. 1 to the Registration Statement on Form S-4 of Southern Mineral Corporation, and to all references to our firm and such opinion therein.


     In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission.


                                       /s/ MCDONALD & COMPANY SECURITIES, INC.